PLAN AND AGREEMENT OF DISTRIBUTION

This Plan and Agreement of Distribution ("Plan") is between AXP Variable Portfolio - Investment Series, Inc. on behalf of its series of capital stock, AXP Variable Portfolio - Emerging Markets Fund and AXP Variable Portfolio - S&P 500 Index Fund, a registered management investment company, ("the Portfolio") and IDS Life Insurance Company ("IDS Life"). It is effective May 1, 2000.

This Plan provides that:

1. IDS Life will purchase the Portfolio's shares on behalf of its separate accounts and the separate accounts of its affiliated life insurance companies established for the purpose of funding variable life insurance, annuity contracts or both (collectively referred to as "Variable Contracts"). Additionally, IDS Life may offer the Portfolio's shares to one or more unaffiliated life insurance companies ("Unaffiliated Life Companies") for purchase on behalf on certain of their separate accounts established for the purpose of funding Variable Contracts.

2. The Portfolio will reimburse IDS Life up to 0.125% of its daily net assets for various costs paid and accrued in connection with the distribution of the Portfolio's shares and for services provided to existing and prospective Variable Contract owners. Payments made under the Plan are based on budgeted expenses and shall be made within five
         (5) business days after each month. At the end of each calendar year, IDS Life shall furnish a declaration setting out the actual expenses it has paid and accrued. Any money that has been paid in excess of the amount of these expenses shall be returned to the Portfolio.

3. IDS Life represents that the money paid by the Portfolio will benefit the variable Contract owners and not the separate accounts that legally own the shares and be for the following:

          (a) printing and mailing prospectuses, Statements of Additional Information, supplements, and reports to existing and prospective Variable Contract owners;

          (b) preparation and distribution of advertisement, sales literature, brokers' materials and promotional materials relating to the Portfolio;

          (c)  presentation  of  seminars  and  sales  meetings   describing  or
               relating to the Portfolio;

          (d)  training sales personnel regarding the Portfolio;

          (e) compensation of sales personnel for sale of the Portfolio's shares;

          (f) compensation of sales personnel for assisting Variable Contract owners with respect to the Portfolio shares;

          (g) overhead of IDS Life and its affiliates appropriately allocated to the promotion of sale of the Portfolio's shares; and

          (h) any activity primarily intended to result in the sale of the Portfolio's shares, including payments to Unaffiliated Life Companies.

4. IDS Life shall provide all information relevant and necessary for the Board to make informed determinations about whether the Plan should be continued and shall:

          (a) submit quarterly a report that sets out the expenses paid or accrued by it, the names of the Unaffiliated Life Companies to whom the Portfolio's shares are sold, and the payments made to each Unaffiliated Life Company that has been reimbursed;

          (b) monitor the level and quality of services provided by it and all affiliated companies and will use its best efforts to assure that in each case legitimate services are rendered in return for the reimbursement pursuant to the Plan ;and

          (c)  meet  with  the   Portfolio's   representatives,   as  reasonably
               requested, to provide additional information.

5. IDS Life represents that it and all affiliated insurance company sponsors will provide full disclosure of the Portfolio's 12b-1 Plan in the prospectus for any separate account investing in the Portfolio and will clearly communicate the combined effect of all fees and costs, including the reimbursement under the 12b-1 Plan, imposed by the separate account and the Portfolio in accordance with applicable laws.

6. All payments by IDS Life to Unaffiliated Life Companies shall be made pursuant to a written agreement (Related Agreement). All such written agreements will be in a form approved by a majority of the Portfolio's independent members of the board and the board as a whole before it shall be used. The Related Agreement shall:

          (a) require full disclosure of the combined effect of all fees and charges in accordance with applicable laws;

          (b) provide for the termination at any time without penalty as required by Rule 12b-1; and

          (c) continue so long as its continuance is done in accordance with the requirements of Rule 12b-1.

7. The Portfolio represents that the Plan has been approved as required by Rule 12b-1 and may continue for more than one year so long as it is continued as required by Rule 12b-1 and shall terminate automatically in the event of an assignment.

8. The Plan may not be amended to materially increase the amount of the payments without the approval of the outstanding voting securities.

AXP VARIABLE PORTFOLIO - INVESTMENT SERIES, INC.
         AXP Variable Portfolio - Emerging Markets Fund
         AXP Variable Portfolio - S&P 500 Index Fund





/s/ Leslie L. Ogg
    Leslie L. Ogg
    Vice President

IDS LIFE INSURANCE COMPANY




/s/ Pamela J. Moret
    Pamela J. Moret
    Executive Vice President, Variable Assets